This preliminary MJDS prospectus relating to the securities described in it has been filed in each of the provinces and territories of Canada but has not yet become final for the purpose of a distribution. Information contained in this preliminary MJDS prospectus may not be complete and may have to be amended. The securities may not be distributed until a receipt is obtained for the MJDS prospectus.

PRELIMINARY PROSPECTUS
----------------------

                           Merrill Lynch & Co., Inc.

                  Debt Securities, Warrants, Preferred Stock,
                        Depositary Shares, Common Stock

     We may offer from time to time in one or more series, together or separately:

                      o   debt securities;

                      o   warrants;

                      o   preferred stock;

                      o   depositary shares; and

                      o   common stock.

     We may offer the securities independently or together with other securities and the securities may be attached to, or separate from, other securities.

     We may issue debt securities that may be senior or subordinated to other indebtedness of ML&Co. We may also issue debt securities that are convertible into or exchangeable for common stock or preferred stock or depositary shares or other securities issued by us or another entity. Any preferred stock or depositary shares issued may also be convertible into common stock or another series of preferred stock or depositary shares or convertible into or exchangeable for other securities issued by us or another entity.

     We will provide specific terms of any offering in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     We may sell these securities on a continuous or delayed basis directly, through agents or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealer or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities will also be set forth in the applicable prospectus supplement.

         Merrill Lynch, Pierce, Fenner & Smith Incorporated or any other affiliate of ours may use this prospectus in a market-making transaction in any of these or similar securities after its initial sale.

                 The date of this prospectus is June 9, 2006.

     This offering is being made by a U.S. issuer using disclosure documents prepared in accordance with U.S. securities laws. Purchasers should be aware that these requirements may differ from those of each of the provinces and territories of Canada. The financial statements included or incorporated by reference in this prospectus have not been prepared in accordance with Canadian generally accepted accounting principles and may not be comparable to financial statements of Canadian issuers.

     All of the directors and officers of the issuer and certain of the experts named in this prospectus reside outside of Canada. Substantially all of the assets of these persons and of the issuer may be located outside Canada. The issuer has appointed Merrill Lynch Canada Inc., 181 Bay Street, Suite 400, Toronto, Ontario M5J 2V8 as its agent for service of process in Canada, but it may not be possible for investors to effect service of process within Canada upon the directors, officers and experts referred to above. It may also not be possible to enforce against the issuer, its directors and officers and certain of the experts named in this prospectus judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada.

     This prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and in those jurisdictions only by persons permitted to sell such securities. No securities commission or similar authority in Canada or the United States has in any way passed upon the merits of the securities offered by this prospectus and any representation to the contrary is an offence.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, the SEC maintains a website that contains reports, proxy statements and other information that we electronically file. The address of the SEC's website is http://www.sec.gov. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                         INCORPORATION OF INFORMATION

     The SEC and the securities regulatory authorities in the provinces and territories of Canada (the "Canadian securities regulatory authorities") allow us to incorporate by reference the information we file with them, which means:

     o  incorporated documents are considered part of the prospectus;

     o we can disclose important information to you by referring you to those documents; and

     o information that we file with the SEC and the Canadian securities regulatory authorities and that is incorporated by reference will automatically update and supersede this incorporated information.

     We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act") and with the Canadian securities regulatory authorities (other than information in the documents that is deemed not to be filed):

     o  annual report on Form 10-K for the year ended December 30, 2005;

     o  quarterly report on Form 10-Q for the quarter ended March 31, 2006;

     o  the 2006 Proxy Statement;

     o current reports on Form 8-K filed with the SEC and the Canadian securities regulatory authorities dated January 19, 2006, February 15, 2006, February 17, 2006, February 27, 2006, April 3, 2006, April 18, 2006 and May 1, 2006.

     We have also filed the documents listed below with the SEC under the Exchange Act (other than information in the documents that is deemed not to be filed) but do not incorporate by reference these documents:

     o current reports on Form 8-K filed with the SEC dated January 4, 2006, January 6, 2006, January 23, 2006, February 1, 2006, February 22, 2006, March 7, 2006, April 4, 2006, April 5, 2006, April 7, 2006, May 4, 2006, May 11,
2006 and May 16, 2006.

     Subject to the Exemptive Relief Decision referred to below (which exempts us from incorporating by reference certain documents incorporated by reference into or attached as exhibits to the documents listed herein), we also incorporate by reference each of the following documents that we will file with the SEC and the Canadian securities regulatory authorities after the date of this prospectus until this offering is completed (other than information in the documents that is deemed not to be filed):

     o  reports filed under Section 13(a) and (c) of the Exchange Act;

     o definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

     o  any reports filed under Section 15(d) of the Exchange Act.

     We have been granted exemptive relief by the Canadian securities regulatory authorities permitting us to exclude from the documents incorporated by reference the following:

     o contracts not made in the ordinary course of business that are material to us, limited partnership agreements, indemnification and severance agreements, deferred compensation plans, stock unit and stock option plans and other stock option or award plans, and all amendments, supplements and restatements thereto and any underwriting agreements or voting trust agreements of ML&Co. and all amendments, supplements and restatements thereto;

     o plans of acquisition, reorganization, arrangement, liquidation or succession;

     o articles of incorporation (or instruments corresponding thereto) and by-laws of ML&Co. and any amendments or restatements thereof;

     o instruments defining the rights of security holders, including deposit agreements, rights agreements and any supplements to and amendments or restatements thereof;

     o charters of committees of our board of directors, other than the audit committee charter;

     o opinions of: (a) legal counsel as to legality of securities being registered in the U.S. indicating whether such securities will, when sold, be legally issued, fully paid and non-assessable and, if debt securities, whether they will be binding obligations of ML&Co.; and (b) legal counsel or an independent or public certified accountant, or revenue rulings from the Internal Revenue Service, supporting the description of tax matters and consequences to the shareholders in certain filings of ML&Co.;

     o published reports regarding matters submitted to security holders which are required to be filed with the SEC;

     o manually signed powers of attorney filed with the SEC if any name is signed to a registration statement or report of ML&Co. pursuant to a power of attorney;

     o indentures and supplemental indentures relating to the issuance of debt securities and forms of certificates and depositary receipts relating to our securities;

     o current reports on Form 8-K other than current reports on Form 8-K relating to our financial condition of or disclosing a material change in our affairs (which would exclude, for greater certainty, any exhibits to such current reports on Form 8-K that would otherwise constitute a Non-Incorporated Exhibit); and

     o codes of ethics that we voluntarily file as exhibits to our annual report on Form 10-K and also post on our website.

     The full text of the exemptive relief decision, In the Matter of Merrill Lynch & Co., Ltd. et al (2005) 28 OSCB 6854 (the "Exemptive Relief Decision"), is available at http://www.osc.gov.on.ca.

     We are a reporting issuer or the equivalent thereof in each of the provinces and territories of Canada. Pursuant to applicable securities legislation, we are permitted to satisfy our continuous disclosure requirements in the provinces and territories of Canada essentially by (i) complying with the requirements of U.S. federal securities laws applicable to us, (ii) filing our continuous disclosure documents with the securities regulatory authority in each of the provinces and territories of Canada in the manner and time required under U.S. federal securities laws, and (iii) where applicable, sending our continuous disclosure documents to our securityholders having an address in any of the provinces and territories of Canada. Pursuant to the Exemptive Relief Decision, the current reports on Form 8-K that we will file with the Canadian securities regulatory authorities and that will be incorporated by reference after the date of this prospectus until the offering is completed will be limited to those current reports on Form 8-K that relate to our financial condition or disclose a material change in our affairs.

     You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

     You may request a copy of any filings referred to above (excluding exhibits not specifically incorporated by reference into the filing), at no cost, by contacting us in writing or by telephone at the following address:
Judith A. Witterschein, Corporate Secretary, Merrill Lynch & Co., Inc., 222 Broadway, 17th Floor, New York, New York 10038, Telephone (212) 670-0432. For further information on how to obtain a copy of our SEC filings, please see the section entitled "Where You Can Find More Information" in this prospectus. With respect to the documents that we have filed with the Canadian securities regulatory authorities on or after January 1, 2006, these filings may be obtained from the website maintained by such securities regulatory authorities at http://www.sedar.com.

     You should rely only on the information contained or incorporated by reference or deemed to be incorporated by reference in this prospectus or in a prospectus supplement related to an offering prepared by or on behalf of ML&Co. or used or referred to by us. We have not authorized anyone else to provide you with different or additional information. You should not rely on any other information or representations. Our affairs may change after this prospectus and any related prospectus supplement are conveyed. You should not assume that the information in this prospectus and any related prospectus supplement is accurate as of any date other than the dates indicated in those documents. You should read all information supplementing this prospectus.

                    PURCHASERS' STATUTORY RIGHTS IN CANADA

     Securities legislation in certain of the provinces and territories of Canada provides purchasers with the right to withdraw from an agreement to purchase securities within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces and territories, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to the applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor. Rights and remedies also may be available to purchasers under U.S. law; purchasers may wish to consult with a U.S. legal advisor for particulars of these rights.

                                    EXPERTS

     The consolidated financial statements, the related financial statement schedule, and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Merrill Lynch & Co., Inc.'s Annual Report on Form 10-K for the year ended December 30, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim condensed consolidated financial information for the periods ended March 31, 2006 and April 1, 2005, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report dated May 5, 2006 included in Merrill Lynch & Co., Inc.'s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and incorporated by reference herein, they did not audit and they do not express an opinion on that unaudited interim condensed consolidated financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim condensed consolidated financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

                          CERTIFICATE OF THE COMPANY

Dated: June 9, 2006

     This multi-jurisdictional disclosure system ("MJDS") prospectus, together with the documents incorporated in this prospectus by reference, will, as of the date of each supplement to this prospectus, constitute full, true and plain disclosure of all material facts relating to the securities offered by this MJDS prospectus and the supplement as required by the securities legislation of each of the provinces and territories of Canada and will not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed.



            /s/ E. STANLEY O'NEAL                     /s/ JEFFREY N. EDWARDS
       -------------------------------           -------------------------------

            By: E. STANLEY O'NEAL                     By: JEFFREY N. EDWARDS
    President and Chief Executive Officer           Senior Vice President and
                                                     Chief Financial Officer

                             On behalf of the Board of Directors

            /s/ JOHN D. FINNEGAN                       /s/ ALBERTO CRIBIORE
      --------------------------------           -------------------------------

            By: JOHN D. FINNEGAN                       By: ALBERTO CRIBIORE
                  Director                                   Director

                   CERTIFICATE OF MERRILL LYNCH CANADA INC.

Dated: June 9, 2006

     To the best of our knowledge, information and belief, this short form prospectus, together with the documents incorporated in this prospectus by reference, will, as of the date of each supplement to this prospectus, constitute full, true and plain disclosure of all material facts relating to the securities offered under this prospectus and the supplement as required by the securities legislation of each of the provinces and territories of Canada and will not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed.


                                       MERRILL LYNCH CANADA INC.

                                         /s/ P. SCOTT MCBURNEY
                                    ------------------------------
                                         By: P. SCOTT MCBURNEY
                                               Director



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